SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C- 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


                    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:

                      American Skandia Advisor Funds, Inc.

                      Address of Principal Business Office
                      (No. & Street, City, State Zip Code):

                                1 Corporate Drive
                         Shelton, Connecticut 06484-0883

                     Telephone Number (including area code):

                                 (800) 628-6039

                Name and address of agent for service of process:

                                  Eric C. Freed
                                1 Corporate Drive
                         Shelton, Connecticut 06484-0883



  Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ ] NO [X]





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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Shelton and the State of Connecticut on the 7th day of March, 1997.


                      AMERICAN SKANDIA ADVISOR FUNDS, INC.
                              (Name of Registrant)


                         By:   /s/ Eric C. Freed
                                  Eric C. Freed
                                    Secretary



Attest: /s/ Jeffrey M. Ulness
        Jeffrey M. Ulness